UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 9, 2021

GREEN PLAINS INC.

(Exact name of registrant as specified in its charter)

Iowa

(State or other jurisdiction of incorporation)

001-32924	84-1652107
(Commission file number)	(IRS employer identification no.)

1811 Aksarben Drive, Omaha, Nebraska	68106
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GPRE	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 9, 2021, Green Plains SPE LLC (“Issuer”), parent of Green Plains Obion LLC and Green Plains Mount Vernon LLC, and a wholly-owned subsidiary of Green Plains Inc. (“GPRE”), entered into (i) an Indenture, which provides for the issuance by Green Plains SPE LLC of $125.0 million of Junior Secured Mezzanine Notes due 2026 with Wilmington Trust National Association acting as trustee for the benefit of note holders and (ii) a Note Purchase Agreement with four funds and accounts managed by BlackRock (“BlackRock”) for the purchase of all notes issued.

The $125.0 million Junior Secured Mezzanine Notes will mature on February 9, 2026 and are secured by a pledge of the membership interests in and the real property owned by Green Plains Obion LLC and Green Plains Mount Vernon LLC. The proceeds of the Notes will be used to construct high protein processing systems at the Green Plains Obion LLC and Green Plains Mount Vernon LLC facilities. The Notes accrue interest at an annual rate of 11.75%. However, subject to the satisfaction of certain conditions, the Issuer may elect to pay an amount in cash equal to interest accruing at a rate of 6.00% per annum plus an amount equal to interest accruing at a rate of 6.75% per annum to be paid in kind. The entire outstanding principal balance, plus any accrued and unpaid interest is due upon maturity. Pursuant to the Indenture, the Issuer is required to comply with certain financial covenants regarding minimum liquidity and a maximum aggregate loan to value. The Notes can be retired or refinanced after 42 months with no prepayment premium. The Notes have an unsecured parent guarantee from GPRE and have certain limitations on distributions, dividends or loans to GPRE unless there will not exist any event of default.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others, the following: nonpayment of principal or interest; breach of covenants or other agreements in the Indenture; materially incorrect representations and warranties; defaults in failure to pay certain other indebtedness; and certain events of insolvency. If any event of default occurs, the remaining principal balance and accrued interest under the Indenture may be declared immediately due and payable at the election of the trustee (at the direction of note holders of at least 25% of the outstanding principal balance of the Notes).

The foregoing description of the issuance of the Notes is not complete and is qualified in its entirety by reference to the full text of the Indenture, Note Purchase Agreement and security documents, which are filed as Exhibits 10.1 to 10.5 to this Current Report on Form 8-K, which are incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the issuance of the Notes provided above under Item 1.01 is incorporated into this Item 2.03 by reference.

Item 3.02. Unregistered Sale of Equity Securities.

Since the date GPRE filed its Form 10-Q for the quarter ended September 30, 2020 on November 6, 2020, GPRE issued an aggregate of 2,550,000 warrants for the issuance of an equal number of GPRE’s shares of common stock, in relation to the investment in Fluid Quip Technologies, LLC, as follows:

Date of Issuance	Number of Warrants	Expiration	Exercise Price
December 9, 2020	275,000	December 8, 2025	$22.00
February 9, 2021	2,275,000	February 9, 2026	$22.00

The affiliates of BlackRock that received warrants were granted, usual and customary registration rights to accompany the warrants. The warrants to purchase common stock and any shares of stock that may be issued upon exercise of the warrants, were issued in reliance on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 4(a)(2) of the Securities Act.

Item 7.01. Regulation FD.

GPRE issued a press release announcing the issuance of the Notes and related transactions on February 9, 2021, a copy of which is attached hereto as Exhibit 99.1 and incorporated in this Item 7.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this report.

Exhibit No.	Description of Exhibit

10.1

Note Purchase Agreement dated February 9, 2021 by and among Green Plains SPE LLC, as the Issuer, Green Plains Inc., as Guarantor, and Purchasers signatory thereto. (The schedules to the Note Purchase Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

10.2

Pledge and Security Agreement dated February 9, 2021 by and among Green Plains SPE LLC, as the Pledgor, in favor of Wilmington Trust, National Association, as Trustee. (The schedules to the Pledge and Security Agreement have been omitted. The Company will furnish such schedules to the SEC upon request.)

10.3

Indenture dated February 9, 2021 by Green Plains SPE LLC, as Issuer, Green Plains Inc., as Guarantor and Wilmington Trust, National Association, as Trustee. (The schedules to the Indenture have been omitted. The Company will furnish such schedules to the SEC upon request.)

10.4

First Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from Green Plains Mount Vernon LLC, as Mortgagor and Wilmington Trust, National Association, as Mortgagee.

10.5

First Priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement from Green Plains Obion LLC, as Mortgagor and Wilmington Trust, National Association, as Mortgagee.

99.1	Press Release, dated February 9, 2021.

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 12, 2021	Green Plains Inc.

By: /s/ G. Patrich Simpkins Jr. .
G. Patrich Simpkins Jr.
Chief Financial Officer
(Principal Financial Officer)